Exhibit 8.2

GAETA & EVESON, P.A.

Attorneys at Law

700 Spring Forest Road, Suite 335

Raleigh, North Carolina 27609

(919) 845-2558 Telephone

(919) 518-2146 Facsimile

www.banklawnc.com

July 26, 2012

Board of Directors

KeySource Financial, Inc.

280 South Mangum Street, Suite 140

Durham, NC 27701

Re:	Tax Opinion—Merger of KeySource Financial, Inc., Durham, North Carolina with and into BNC Bancorp, High Point, North Carolina

Ladies and Gentlemen:

We have acted as counsel to KeySource Financial, Inc. (“KeySource”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by BNC Bancorp (“BNC”) on April 26, 2012, as amended on July 2, 2012, and July 24, 2012, with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,319,132 shares of common stock of BNC issuable pursuant to the Agreement and Plan of Merger, dated December 21, 2011, by and between BNC and KeySource.

We have reviewed and analyzed the discussion set forth in the Registration Statement section entitled “Material U.S. Federal Income-Tax Consequences of the Merger.” In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, as amended, and to the references therein to our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours

GAETA & EVESON, P.A.

/S/ GAETA & EVESON, P.A.